Exhibit (a)(7)

FOR IMMEDIATE RELEASE	Tuesday June 2, 2015

Celestica Announces Successful US$350 million Substantial Issuer Bid,

Execution of Amended and Restated Credit Facility and

Consummation of Related US$250 million Term Loan

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a global leader in the delivery of end-to-end product lifecycle solutions, today announced the preliminary results of its “modified Dutch auction” substantial issuer bid (the “Offer”) to purchase for cancellation up to US$350 million of its subordinate voting shares (“Shares”), which expired at 5:00 pm. (Eastern time) on June 1, 2015 and the amendment and restatement of its credit facility to add a US$250 million term loan component thereto.

All the terms and conditions of the Offer have been complied with and, based on a preliminary count by Computershare Investor Services Inc., as depositary for the Offer (the “Depositary”), Celestica expects to take up and pay for approximately 26,315,789 Shares at a purchase price of US$13.30 per Share (the “Purchase Price”).

The Shares expected to be purchased under the Offer represent approximately 17.5% of the Shares issued and outstanding prior to giving effect to the Offer. After giving effect to the Offer, the number of issued and outstanding Shares is expected to be approximately 123,951,538.

Shareholders of Celestica had the opportunity to tender Shares until 5:00 p.m. (Eastern time) on June 1, 2015, by electing an auction tender at a price of their choice between US$11.70 and US$13.30 per Share (in increments of US$0.10 per Share) or, alternatively, by electing a purchase price tender at which they could sell their Shares at the Purchase Price determined by the Corporation pursuant to the Offer.

Approximately 28,498,588 Shares were properly tendered to the Offer and not withdrawn. As the Offer was oversubscribed, Celestica will purchase Successfully Tendered Shares (as defined in the Offer) on a pro rata basis following determination of the final results of the Offer, except that “odd lot” tenders (of holders beneficially owning fewer than 100 Shares) will not be subject to pro-ration. Celestica expects that tendering shareholders subject to pro-ration will have approximately 92% of their tendered Shares purchased by Celestica under the Offer.

The number of Shares to be purchased under the Offer, the pro-ration factor and the Purchase Price are preliminary and are subject to verification by the Depositary. Celestica expects to be able to release the final results of the Offer, including the final Purchase Price and pro-ration factor, on June 5, 2015.

A complete description of the Offer is contained in the offer to purchase and issuer bid circular dated April 27, 2015 and other related documents and schedules, including any amendments thereto, filed with the applicable Canadian Securities Administrators and the U.S. Securities and Exchange Commission. The Offer documents are available free of charge on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on Celestica’s website at www.celestica.com.  Payment for the purchased Shares will be made by the Depositary in accordance with the Offer and applicable law. Any Shares tendered and not purchased will be returned to shareholders promptly by the Depositary.

Scotia Capital Inc. and Scotia Capital (USA) Inc. acted as dealer managers in connection with the Offer in Canada and the United States, respectively.

As contemplated by the Offer, on May 29, 2015, Celestica and specified subsidiaries as Borrowers entered into an Eighth Amended and Restated Credit Agreement with Canadian Imperial Bank of Commerce, as Co-Lead Arranger, Sole Bookrunner and Administrative Agent, RBC Capital Markets, as Co-Lead Arranger and Co-Syndication Agent, Merrill Lynch Pierce Fenner & Smith Incorporated, as Co-Syndication Agent, and the financial institutions named therein, as lenders, to add up to a US$250 million term loan (to be used to fund the Offer) to the existing US$300 million revolving credit facility and to extend the maturity date of the amended and restated facility to May 29, 2020, on terms consistent with those described in the Offer documents. The full amount of the term loan has been drawn to fund the Offer.

About Celestica

Celestica is dedicated to delivering end-to-end product lifecycle solutions to drive our customers’ success. Through our simplified global operations network and information technology platform, we are solid partners who deliver informed, flexible solutions that enable our customers to succeed in the markets they serve. Committed to providing a truly differentiated customer experience, our agile and adaptive employees share a proud history of demonstrated expertise and creativity that provides our customers with the ability to overcome complex challenges. For further information about Celestica, visit our website at www.celestica.com. Our securities filings can also be accessed at www.sedar.com and www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts, including our expectations regarding the actual number of Shares to be taken up and paid for in connection with the Offer, the final Purchase Price, the pro-ration factor, the approximate number of Shares expected to be issued and outstanding after completion of the Offer, and the timing of payment for Shares purchased under the Offer. Such forward-looking statements are predictive in nature and may be based on current expectations, forecasts or assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from the forward-looking statements themselves, including assumptions regarding the completeness and accuracy of information provided by the Depositary in respect of the Offer and Celestica’s share capital. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “continues”, “project”, “potential”, “possible”, “contemplate”, “seek”, or similar expressions, or may employ such future or conditional verbs as “may”, “might”, “will”, “could”, “should” or “would”, or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in applicable Canadian securities laws. Forward-looking statements are not guarantees of future performance and are subject to significant risks, uncertainties and changes in circumstances, many of which are beyond the control of Celestica, and could cause actual results to differ materially from conclusions, forecasts or projections expressed in such statements, including, among others, risks related to: Celestica’s future capital requirements, market and general economic conditions, demand for our customers’ products and unforeseen legal or regulatory developments.  In addition, our actual results may differ materially from those expressed or implied by such forward-looking statements, including as a result of changes in global, political, economic, business, competitive, market and regulatory factors. These and other risks and uncertainties, as well as other information related to Celestica, are discussed in our various public filings at www.sedar.com and www.sec.gov, including in our interim MD&A, our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with or furnished to (as applicable) the U.S. Securities and Exchange Commission, and our Annual Information Form filed with the Canadian Securities Administrators. Forward-looking statements are provided for the purpose of assisting readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Celestica Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com